EXHIBIT 5

                  OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP


                                August 8, 2005


SJW Corp.
374 W. Santa Clara Street
San Jose, CA  95113

            Re: SJW Corp. - Registration Statement for Offering of an Aggregate of 135,200 Shares (the "Shares") of Common Stock

Dear Ladies and Gentlemen:

          We have acted as counsel to SJW Corp., a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 135,200 shares of the Company's common stock issuable under the Company's Employee Stock Purchase Plan (the "ESPP").

          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

          We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment of the ESPP. Based on such review, we are of the opinion that, if, as and when the Shares have been issued pursuant to the applicable provisions of the ESPP and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the ESPP or the Shares.

                                     Very truly yours,

                                     /s/ Morgan, Lewis & Bockius LLP


                                     MORGAN, LEWIS & BOCKIUS LLP